Exhibit 99.1

Dayton Superior Files Voluntary Chapter 11 Petition and Arranges $165 Million DIP Financing Facility

Will Pursue Debt Restructuring under Court Protection While Maintaining Normal Business Operations

DAYTON, Ohio--(BUSINESS WIRE)--April 19, 2009--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the nonresidential concrete construction market, today announced that the Company has decided to pursue its previously announced debt restructuring efforts under court protection by filing a voluntary petition for reorganization under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington.

“We had sincerely hoped to restructure our debt outside of the court,” said Eric R. Zimmerman, Dayton Superior’s President and Chief Executive Officer. “However, in light of the unprecedented tight credit markets, we determined that this filing is the best possible course of action to achieve a sustainable long-term financial structure and secure the Company’s future growth and profitability. We will pursue a consensual plan of reorganization and debt restructuring under court protection while maintaining normal business operations.”

The Company said it has arranged for a twelve-month debtor-in-possession (DIP) credit facility from GE Capital of up to $165 million. The DIP facility will replace the Company’s existing $150 million revolving credit facility. The DIP facility will provide immediate liquidity to the Company to help fund operations during the reorganization, subject only to court approval and other customary conditions. The Company will seek prompt court approval of the DIP facility and authority to continue operating its business and serving its customers in the ordinary course, including the authority to make wage and salary payments to employees and to continue to make payments to suppliers.

Zimmerman continued, “We intend to fulfill our commitments to our employees, customers and suppliers without interruption while we restructure our debt. It is our goal to emerge from reorganization expeditiously as a stronger company with greater flexibility, lower debt and a sustainable long-term capital structure.”

Zimmerman emphasized that the current situation is a result of the tight credit markets and the timing of the Company’s debt maturities and is not related to operations. “Dayton Superior is the leading company in our industry. Although we are certainly feeling the effects of the recession, in 2008 we reported all-time-high operating income of $45 million on net sales of $476 million. The 9.5% operating margin was also a record. Our current level of bid activity for quoting infrastructure projects is up 20-30% over a year ago due in large part to the federal stimulus plan. We are optimistic about the future as we enter the reorganization process.”

In the court filing, the Company listed assets of $286 million against liabilities of $413 million. Liabilities include approximately $161 million in principal and accrued interest on the Company’s 13% Senior Subordinated Notes due 2009 and $213 million in outstanding borrowings under the Company’s senior secured credit facilities.

Additional information about the filing for creditors and other parties will be available through a link on the Company website, www.daytonsuperior.com.

While the Company is in chapter 11, investments in its securities will be highly speculative. Investors should assume that shares of the Company's common stock have little or no value and will likely be cancelled upon consummation of the Company’s reorganization. The Company anticipates that its common stock will be delisted from trading on the NASDAQ National Market. The Company expects to cease filing periodic and other reports with the Securities and Exchange Commission, effective immediately. Certain information concerning the Company will be available in the bankruptcy.

The outcome of the chapter 11 restructuring case is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial reorganization.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in nonresidential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, nonresidential construction market. Our products can be found on construction sites nationwide and are used in nonresidential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  Depressed or fluctuating market conditions for the Company’s products and services;
  operating restrictions imposed by the Company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company’s distribution network;
  the competitive nature of the nonresidential construction industry in general, as well as specific market areas;
  the Company’s ability to obtain court approval with respect to its motions in the chapter 11 proceedings;
  the ability of the Company to obtain approval of and operate pursuant to the terms of the DIP facility;
  the ability of the Company to prosecute, develop and consummate a plan of reorganization with respect to the chapter 11 proceedings;
  risks associated with third-party motions in the chapter 11 proceedings, which may interfere with the Company’s ability to develop and consummate a consensual plan of reorganization; and
  the potential adverse effects of the chapter 11 proceedings on the Company’s liquidity or results of operations.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10−K, Quarterly Reports on Form 10−Q, and Current Reports on Form 8−K filed with the Securities and Exchange Commission.

In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things: the ability of the Company to obtain court approval with respect to its motions in the chapter 11 proceedings; the ability of the Company to obtain approval of and operate pursuant to the terms of the DIP facility; the ability of the Company to prosecute, develop and consummate a plan of reorganization with respect to the chapter 11 proceedings; that the Company will be able to manage the risks associated with third party motions in the chapter 11 proceedings and they will not interfere with the Company’s ability to develop and consummate a plan of reorganization; the Company will be able to adequately manage any potential adverse effects of the chapter 11 proceedings on the Company’s liquidity or results of operations.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937 428-7172
Executive Vice President & CFO
Fax: 937-428-9115